Exhibit 10.3

Washington Mutual, Inc
Notice of Cash Long-Term Incentive Award

Date:      February 1, 2008

To:

From:   Leadership Rewards, Stock Administration

We are pleased to inform you that on January 22, 2008 you were awarded a Cash Long-Term Incentive Award (“Cash LTI Award”) in the amount of $XX.XX as a reward for your continued service to Washington Mutual (the “Company” or “WaMu”). The Cash LTI Award is subject to the terms and conditions of this agreement (the “Agreement”).

Terms of Award

To earn the Cash LTI Award and receive a payment, you must remain continuously employed by the Company through each applicable anniversary date

If you fulfill these requirements the Cash LTI Award will be made in cash and will vest and become payable in three equal installments on the anniversary date of the Award over a three year period.   Payment will be made in cash.  You must be employed on each anniversary date in order to receive each portion of the Award.  The installments are as follows:

Anniversary Date	Dollar Amount Payable
January XX, 2009	$	XX.XX
January XX, 2010	$	XX.XX
January XX, 2011	$	XX.XX

Subject to your continued employment with the Company, the Cash LTI Award will be paid in accordance to the above schedule, less taxes and withholding, in the pay cycle immediately following the applicable anniversary date.

You will continue to be subject to all Company policies and management directives. Your employment will continue to be terminable by you or the company at will, without cause or advance notice.   Nothing in this letter is intended to suggest any guaranteed period of continued employment or any guarantee that you will be paid the Cash LTI Award. This letter merely sets forth the terms of the Cash LTI Award that may be paid to you for achievement of the stated criteria.

Acceptance of the Cash LTI Award

You will not be entitled to any of the benefits under this Cash LTI Award unless and until you accept this Award agreement no later than the 90th day following the date hereof.  If you fail to accept the Cash LTI Award as specified above by April 21, 2008 the Cash LTI Award shall terminate without consideration and be deemed cancelled upon the expiration of such 90-day period, unless the Committee determines, in its sole discretion, that any delay was for good cause (including your death, disability or other incapacitation). By accepting the Cash LTI Award, you irrevocably agree on behalf of yourself and your successors and permitted assigns to all the terms and conditions of the Cash LTI Award as set for the in or pursuant to this Agreement .)

Termination of the Award

You must be employed on each applicable anniversary date in order to receive each portion of the Award. Vesting and payment of the Award will accelerate upon a Change in Control (as defined in the form of Change in Control Agreement for Senior Leaders), a Termination of Service by reason of death or Disability, or a Termination of Service other than for Cause at or after age 65.  In case of death, disability or retirement, your payment will be processed as soon as administratively practical after we receive notice of your death, disability or retirement.

Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion.  Such decision by the Committee shall be final and binding

Agreement Not to Solicit Personnel

As a condition of this Cash LTI Award, you agree that you will not solicit WaMu personnel for a period of one year after your employment here ends. This means that, regardless of the reason for termination of your employment, you will not directly or indirectly solicit, encourage, induce, or enter into any arrangement with any person who is then a WaMu employee or a contractor or consultant whom you have worked with, supervised, or been exposed to confidential information about while associated with the Company to terminate or diminish his or her relationship with the company, or to seek or accept employment or a similar relationship with any other business or entity including, but not limited to, one that competes with or provides services comparable to those provided by WaMu.  If you violate this obligation, you agree to return the Cash LTI Award promptly, and agree that the Company shall also be entitled to pursue whatever other remedies are available to it.

Intellectual Property Ownership

WaMu will own all rights to the results of your work, including inventions and other intellectual property developed using Company equipment, supplies, facilities or trade secret information.

It will also own all rights to the results of any other effort by you (outside of your performance of WaMu work) that relate directly to your work or to the Company’s business or actual or demonstrably anticipated research or development. WaMu’s rights extend to anything that is authored, concelved, invented, written, reduced to practice, improved or made by you, alone or jointly with others, during the period of your employment by the Company or a Related Company. To the extent that the results of your work or other effort constitute a “work made for hire” as defined under U.S. copyright law, the copyright shall belong solely to the Company. Otherwise, to the extent that such results are legally protectable, then you hereby irrevocably assigns all copyrights, patent rights, and other proprietary rights therein to the Company, and no further action by you is required to grant ownership to WaMu. You will assist in preparing and executing documents, and will take any other steps requested by WaMu, to vest, confirm or demonstrate its ownership rights, and you will not at any time contest the validity of such rights. You understand that the termination of your employment will not terminate or invalidate any of your obligations, or WaMu’s rights, as described above. You understand that the above commitments are in furtherance of the WaMu Intellectual Property Policy (a copy of which you have had an opportunity to review and is also found on wamu.net), which is incorporated herein but not set forth in full due to space limitations.  If you live or work in Washington, California, Illinois, or in any other state mentioned in the Invention Notice section of the policy, then the above assignment does not apply to inventions described in the Invention Notice for your state.

Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically.  Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  Any notice given by the Company to you directed to you at your address on file with the Company shall be effective to bind you and any other person who shall have acquired rights under this Agreement.  You or the Company may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Washington Mutual, Inc.

Attn: Leadership Rewards, Stock Administrator Mall Stop WMC 0705 1301 Second Avenue Seattle, WA 98101

Other Terms

This letter sets forth all of the terms and conditions upon which the Cash LTI Award may be paid to you, and it supersedes any other representations about this bonus opportunity.  No one at the Company has the authority to make any promises to you that are different from those set forth in this letter on the subject of this Cash LTI Award.

IN WITNESS WHEREOF, the parties have executed this Agreement dated below.

WASHINGTON MUTUAL, INC.

Daryl David
Chief HR Officer

Employee’s Signature

Date Signed: